Exhibit 4.5
ELEVENTH AMENDMENT TO THE
TRANSFER AND SERVICING AGREEMENT

This ELEVENTH AMENDMENT TO THE TRANSFER AND SERVICING AGREEMENT, dated as of April 26, 2024 (this “Amendment”), is made among Comenity Bank (formerly known as World Financial Network Bank and successor to World Financial Network National Bank), a Delaware state chartered bank (“Comenity Bank”), as Servicer, WFN Credit Company, LLC (“WFN Credit”), as Transferor, and World Financial Network Credit Card Master Note Trust (the “Issuer”), as Issuer, to the Transfer and Servicing Agreement, dated as of August 1, 2001, among Comenity Bank, as Servicer, WFN Credit, as Transferor, and the Issuer (as amended, the “Transfer Agreement”). Capitalized terms used and not otherwise defined in this Amendment are used as defined in the Transfer Agreement.

WHEREAS, the parties hereto desire to amend the Transfer Agreement in certain respects as set forth herein;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1. Amendments to Transfer Agreement.

(a) Section 2.1 of the Transfer Agreement is hereby amended by inserting as a new subsection (e) the following:

“(e) On or prior to each Determination Date, Transferor shall cause the Seller to notify Servicer of the amounts of Interchange and Merchant Discount Fees to be included as Collections of Finance Charge Receivables allocable to the Accounts with respect to the related Monthly Period. On each Transfer Date, the Transferor shall pay Servicer, or cause RPA Seller to pay to Servicer, such amounts of Interchange and Merchant Discount Fees for the related Monthly Period and Servicer shall treat such amounts as Collections of Finance Charge Receivables and deposit such amounts into the Collection Account to the extent required by Section 5.1(l) of the Receivables Purchase Agreement.”

(b) Section 2.4(f) of the Transfer Agreement is hereby amended by amending and restating the last paragraph thereof in its entirety as follows:

“Upon the deposit, if any, required to be made to the Collection Account as provided in this Section 2.4(f), Issuer shall automatically and without further action be deemed to transfer, assign, set over and otherwise convey to Transferor or its designee, without recourse, representation or warranty, all the right, title and interest of Issuer in and to the applicable Receivables, all moneys due or to

Eleventh Amendment to Transfer Agreement

become due and all amounts received with respect thereto and all proceeds thereof and the amounts of Interchange (if any) and Merchant Discount Fees (if any) allocable to the related Accounts. Issuer shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Transferor to effect the conveyance of such Receivables pursuant to this Section. The obligation of Transferor to accept reassignment of any Receivables, and to make the deposits, if any, required to be made to the Collection Account as provided in this Section, shall constitute the sole remedy respecting the event giving rise to such obligation available to Issuer, Owner Trustee, the Holders (or Indenture Trustee on behalf of the Noteholders).”

2. Conditions to Effectiveness. This Amendment shall become effective upon the later of (the “Effective Date”) (i) May 1, 2024 and (ii)(A) each of the parties hereto receive counterparts of this Amendment, duly executed and delivered by each of the parties hereto and (B) each of the conditions precedent described in Section 9.1(a) of the Transfer Agreement are satisfied.

3. Effect of Amendment; Ratification. (a) On and after the Effective Date, this Amendment shall be a part of the Transfer Agreement and each reference in the Transfer Agreement to “this Agreement” or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Transfer Agreement shall mean and be a reference to the Transfer Agreement as amended hereby.

(b) Except as expressly amended hereby, the Transfer Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS.

5. Section Headings. Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

6. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery by facsimile or electronic transmission of an executed signature page of this Amendment shall be effective as delivery of an executed counterpart hereof. Each party agrees that this Amendment may be electronically signed, and that any electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability, and admissibility.

7. It is expressly understood and agreed by the parties that (a) this document is executed and delivered by Citicorp Trust Delaware, National Association, not individually or personally, but solely as Owner Trustee, in the exercise of the powers and authority conferred and vested in it, pursuant to the Trust Agreement, (b) each of the representations, undertakings and agreements

Eleventh Amendment to Transfer Agreement

herein made on the part of the Issuer is made and intended not as personal representations, undertakings and agreements by Citicorp Trust Delaware, National Association but is made and intended for the purpose for binding only the Issuer, (c) nothing herein contained shall be construed as creating any liability on Citicorp Trust Delaware, National Association, individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto, (d) Citicorp Trust Delaware, National Association has made no investigation as to the accuracy or completeness of any representations and warranties made by the Issuer or any other party in this Amendment and (e) under no circumstances shall Citicorp Trust Delaware, National Association be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Amendment or any other related documents.

[Signature Page Follows]

Eleventh Amendment to Transfer Agreement

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

COMENITY BANK

as Servicer

By: /s/ Tom McGuire
Name: Tom McGuire
Title: Chief Financial Officer

WFN CREDIT COMPANY, LLC, as Transferor

By: /s/ Wai Chung
Name: Wai Chung
Title: Treasurer

WORLD FINANCIAL NETWORK CREDIT
CARD MASTER NOTE TRUST, as Issuer

By: Citicorp Trust Delaware, National Association,
not in its individual capacity, but solely as Owner
Trustee on behalf of Issuer

By: /s/ Dale Murphy
Name: Dale Murphy
Title: Trust Officer

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